Exhibit 10.12

June 16, 2026

Bleichroeder Acquisition Corp. III.

1345 Avenue of the Americas, Fl 47

New York, NY 10105

RE:	Management Consulting & Corporate Advisory Services

Dear Mr. Gundlach:

This agreement (the “Agreement”) will confirm our understanding that Bleichroeder Acquisition Corp. III (the “Company”) has engaged Andrew Gundlach (the “Advisor”) to act as a management consulting and corporate advisor to the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors in connection with the Company’s management, corporate strategies, business strategies, policies and business plan for the proposed initial public offering (“IPO”) and an initial business combination of the Company (the “Transactions”). This engagement shall be exclusive with respect to the Transactions on behalf of the Company.

Section 1. Scope of Engagement and Services. In connection with this engagement and the contemplated Transactions, the Advisor shall, as appropriate, provide management consulting and corporate advisory services with the following scope:

●	providing strategic advisory support to the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors;

●	identifying, evaluating, and screening potential targets for the initial business combination;

●	advising on the negotiation of terms, structures, and documentation relating to the initial business combination;

●	providing strategic guidance in connection with shareholder communications, proxy solicitation, redemption management, PIPE financing, and other customary de-SPAC transaction workstreams; and

●	rendering such other advisory, consulting, and support services as may be reasonably requested by the Company or as may be necessary or appropriate to facilitate the successful completion of the IPO and the initial business combination.

Section 2. Compensation. The Advisor is one of the Company’s Co-Founders. The Advisor shall be named in the Company’s IPO registration statement as Advisor. The Advisor shall not be entitled to any cash or other advisory fee in connection with its services hereunder.

Section 3. Advisor’s Relationships with Others. The Company acknowledges that Advisor and its affiliates are in the business of providing corporate advisory and consulting services to others and agrees that the provision of such services to other parties shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.

Section 4. Confidential Information. In connection with the rendering of services hereunder, Advisor has been and will be furnished with certain confidential information (verbally or by written means) of the Company, its affiliates, including, but not limited to, business information, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information (whether or not classified or identified as confidential) shall be deemed “Confidential Material,” shall be kept strictly confidential, used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Advisor, or its affiliates, directors, officers, employees and representatives without the prior written consent of the Company. In the event Advisor is required by applicable law to disclose any of the Confidential Material to a regulatory or government authority, Advisor will deliver to the Company prompt notice of such requirement (following Advisor’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected not to seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Advisor is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Advisor may do so by giving due consideration to any comments received from the Company in relation to such disclosure without liability hereunder.

Section 5. Governing Law and Dispute Resolution. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Section 6. Trust Account Waiver. The Advisor hereby irrevocably waives (i) any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and (ii) any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

 Section 7. Miscellaneous.

(a) Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or electronic transmission (e-mail) and confirmed if to the Company, addressed to it at the address above, or if to the Advisor, addressed to them at: andrew.gundlach@bleichroederlp.com. Such notice or other communication shall be deemed to be given on the date of receipt.

(b) This Agreement embodies the entire agreement and understanding between the Company and the Advisor and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and any understanding that the Advisor may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Advisor and the Company.

[signature pages follow]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

By:	/s/ Andrew Gundlach
Name:	Andrew Gundlach
Title:	Advisor

Agreed to and accepted as of the date first written above:

BLEICHROEDER ACQUISITION CORP. III

By:	/s/ Marcello Padula
Name:	Marcello Padula
Title:	Chief Executive Officer

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